EXHIBIT 5.1

September 15, 2003

Education Lending Group, Inc.

12760 High Bluff Drive

Suite 210

San Diego, California 92130

Re:	Education Lending Group, Inc., Inc. Post Effective Amendment No. 1 on
Form S-3 to Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel to Education Lending Group, Inc. (“Education Lending Group”) in connection with the filing of a Post Effective Amendment on Form S-3 (the “Amendment”) to a Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed by Education Lending Group under the Securities Act of 1933, as amended, with respect to 7,979,215 shares of common stock of Education Lending Group, par value $.001 (the “Common Stock”). The Amendment relates to the offer and sale of the Common Stock by certain selling stockholders. Item 601 of Regulation S-B requires that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-3 registration statement. This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.

In rendering this opinion, we have examined the Certificate of Incorporation and the By Laws of Education Lending Group and such other records and documents as we have deemed advisable in order to render this opinion. Additionally, we have discussed with representatives of Education Lending Group and certain other persons questions of fact as we have deemed proper or necessary as a basis for rendering this opinion.

As a result of the foregoing, we are of the opinion that:

1.    Education Lending Group is a corporation validly organized and existing and in good standing under the laws of the State of Delaware.

2.    Subject to the effectiveness of the Amendment, when the 7,979,215 shares of Common Stock covered by the Registration Statement are sold in the manner contemplated by the Registration Statement, they will be validly issued, fully paid and nonassessable.

The information set forth herein is as of the date hereof. We assume no obligation to advise you of changes that may hereafter be brought to our attention. Our opinion is based on statutory laws and judicial decisions that are in effect on the date hereof, and we do not opine with respect to any law, regulation, rule, or governmental policy that may be enacted or adopted after the date hereof, nor do we assume any responsibility to advise you of future changes in our opinion.

Our opinion is intended solely for the benefit of Education Lending Group, Inc. and its stockholders, and may not be relied upon for any other purpose or by any other person or entity or made available to any other person or entity without our prior written consent, except that we hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement as filed with the Securities and Exchange Commission and to the reference to us under the heading “Experts” in the Registration Statement.

Very truly yours,

/S/    THOMPSON HINE LLP